Exhibit 8(a)

                                                     December 6, 2002

Board of Directors
First Merchants Corporation
200 East Jackson Street
Muncie, IN  47305

      Re: Merger of CNBC Bancorp with and into First Merchants Corporation

Gentlemen:

      You have requested our opinion in connection with the proposed merger of CNBC Bancorp, an Ohio corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("CNBC "), with and into First Merchants Corporation, an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("First Merchants"), pursuant to the terms of the Agreement of Reorganization and Merger between First Merchants and CNBC, dated August 28, 2002 (the "Merger Agreement"), as described in the Registration Statement on Form S-4 to be filed by First Merchants with the Securities and Exchange Commission on or about December 6, 2002 (the "Registration Statement").

      This opinion is being rendered as required by Section 9 of the Merger Agreement. All capitalized terms herein, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

      In connection with this opinion, we have relied on and have examined, and we are familiar with originals or copies of, certified or otherwise identified to our satisfaction, (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us prior to the effective date of the merger of CNBC with and into First Merchants (the "Merger") of certain written representations and covenants of CNBC and First Merchants, the accuracy and truthfulness of which we shall assume and rely upon without investigation. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

      Based upon and subject to the foregoing, provided that the Merger of CNBC with and into First Merchants qualifies as a statutory merger under applicable state law, and assuming that (i) after the transaction, First Merchants, as successor of CNBC, will hold substantially all of its assets, and (ii) in the transaction, the CNBC shareholders will exchange an amount of stock constituting majority control of CNBC solely for First Merchants common stock, we are of the opinion that the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that CNBC and First Merchants will each be a party to the reorganization within the meaning of
Section 368(b) of the Code. As a reorganization under Section 368(a)(1)(A) of the Code, the Merger will have the following federal income tax consequences for First Merchants:


                                    Ex. 8(a)-1

First Merchants Corporation
December 6, 2002
Page 2


      1. No gain or loss will be recognized by First Merchants in connection with the transaction. Code Sections 361(a) and 1032.

      2. The basis of the assets of CNBC acquired by First Merchants in the Merger will be the same as the basis of such assets in the hands of CNBC immediately prior to the Merger. Code Section 362(b).

      The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of this transaction under the income tax laws of any state or other taxing jurisdictions. We assume no obligation to advise of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

      Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is addressed to you and is being furnished to you solely for your use in connection with the transaction that is the subject of the Merger Agreement. We assume no professional responsibility to any other person or entity. Accordingly, the opinions expressed herein are not to be utilized or quoted by, delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority, or for any other purpose, without the prior written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     BINGHAM MCHALE LLP

drp/tjb


                                    Ex. 8(a)-2